Exhibit 10.11

March 5, 2002

Mr. Jeffery W. Sprick

6024 Hammock Hill Ave

Lithia, FL 33547

Dear Jeff:

The purpose of this letter is to confirm the terms of our offer to employ you as Vice President of Corporate Accounting for Walter Industries, Inc. (“Walter”) (the “Company”). This offer will remain valid until and through March 15, 2002 and is subject to satisfactory completion of a drug test.

1.                                       As Vice President of Walter Industries, Inc., you shall report to and serve at the direction of the Senior Vice President & Controller of Walter Industries, or to such other person as may be designated from time to time.  Your initial responsibilities shall be to manage the financial reporting, analysis and SEC reporting of the Corporation.  Such responsibilities may be changed from time to time.

2.                                       Your employment will commence no later than April 1, 2002.

3.                                       Your compensation package will be as follows:

(a)                                  Base Salary

$12,500 per month ($150,000 annually), which will be paid in accordance with the payroll practices of the Company, as they may change from time to time.

(b)                                 Bonus

Your annual target bonus will be 30.0% of your base salary.  The amount of your bonus will fluctuate based upon actual performance under the Company’s bonus plan as in effect from time to time. Participation in the bonus pool is dependent upon the achievement of the Company’s annual financial and other goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year.  The first year’s bonus will not be pro-rated, you will be treated as though you were employed the entire year.  To receive a bonus, you must be employed at the time the bonus is paid.

Please note that participation in the Employee Stock Purchase Plan is a condition to participation in the bonus pool.

(c)                                  Stock Options

You will be eligible for the Company’s stock option plan, subject to terms of the Company’s stock option plan, with an initial award of 5,000 non-qualified stock option grants vesting over three years.

(d)                                 Sign-on Bonus

You will be paid $10,000 to offset for miscellaneous benefit reductions due to the job change.

(e)                                  Benefits

•                  Reimbursement for all reasonable and customary business-related travel and entertainment expenses, in accordance with the terms of the Company’s policy, as it may change from time to time.

•                  Participation in the Company’s life and health insurance benefit programs in accordance with their terms, as they may change from time to time.  A benefits booklet will be available for your review upon request.

•                  Participation in the Walter Industries, Inc. Profit-Sharing Plan according to its terms.

•                  Participation in the Walter Industries 401(k) Plan, as it may change from time to time and in accordance with its terms.  A 401(k) booklet will be available for your review upon request.  Your eligibility to participate will be consistent with the requirements of ERISA.

•                  Eligibility for four weeks of annual vacation to be used each year in accordance with the Company’s policy, as it may change from time to time.

4.                                       It is agreed and understood that: your employment with Walter is to be at will, and either you or Walter may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you or pay you severance, other than stated above, for any period of time; you have read and understood this paragraph in making the decision to leave the employ of your present employer and, if applicable, to forego other job opportunities.  It is also understood that you voluntarily sought employment with the Company without being offered inducements to do so.

5.                                       In the event of your involuntary termination, other than for “cause,” you will be eligible for the following severance benefits:

•                  Twelve months of salary continuation and target bonus.

•                  Twelve months of benefits continuation to the extent the plans allow.  In any event, health and life insurance will continue for the period of your contractual severance, and the COBRA election will not commence until the expiration of that period.

“Cause” shall mean your: (1) conviction or guilty plea of a felony involving fraud or dishonesty, (2) theft or embezzlement of property from the company, (3) willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness) or (4) fraudulent preparation of financial information of the company.

6.                                       You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company.  You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.  This section does not apply to any inventions that you made prior to your employment by the Company, or to any inventions that you develop entirely on your own time without using any of the Company’s equipment, supplies or facilities, or the Company’s or its customers’ confidential information which do not relate to the Company’s business, anticipated research and development, or the work you have performed for the Company.

7.                                       As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

8.                                       You acknowledge that the Company expects you to respect and safeguard the trade secrets and confidential information of your former employers.  You agree not to disclose to the Company, use in their respective businesses, or cause them to use any information or material that is confidential to any former employer, unless such information is no longer confidential, or the Company or you have obtained the written consent of such former employer to do so.  Similarly, you acknowledge and agree that so long as you are an employee of the Company or in the event you leave the employ of the Company, you will respect and safeguard Company’s trade secrets and confidential information.

9.                                       You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

10.                                 It is agreed and understood that this offer letter, if and when accepted, shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company.  This letter agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws.

We are delighted that you have agreed to join Walter Industries, Inc. and look forward to working with you.  If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Sincerely,

/s/ Charles Cauthen

Charles Cauthen
Senior Vice President & Controller

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same.  I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature	/s/ Jeffery W. Sprick	Date	3/5/02